UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
FORM SD
SPECIALIZED DISCLOSURE REPORT
____________________________

ARISTA NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36468	20-1751121
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

5453 Great America Parkway
Santa Clara, CA 95054
(Address of principal executive offices)

(408) 547-5500
(Registrant’s telephone number, including area code)

Marc Taxay (408) 547-5500
(Name and telephone number, including area code, of the
person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed

☒  Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2021.

☐ Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2021.

Section 1 - Conflict Minerals Disclosure
Item 1.01    Conflict Minerals Disclosure and Report
    In accordance with Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”), and this Specialized Disclosure Report on Form SD (this “Form”), Arista Networks, Inc. (the "Company") has filed a Conflict Minerals Report, which is attached as Exhibit 1.01. A copy of this Form and the Conflict Minerals Report are publicly available on the Company's website at https://investors.arista.com/Financial-Information.
Item 1.02    Exhibit
    In accordance with Rule 13p-1, and this Form, the Company has filed a Conflict Minerals Report, which is attached as Exhibit 1.01.
Section 2 - Exhibits
Item 2.01 Exhibits
Exhibit 1.01 - Conflict Minerals Report for the period January 1, 2021 to December 31, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARISTA NETWORKS, INC.

May 17, 2022	/s/ MARC TAXAY
Marc Taxay
Senior Vice President and General Counsel